May 3, 1999

THE BOARD OF DIRECTORS OF MINERA ANDES INC.
3303 North Sullivan Road
Spokane, Washington
USA      99216

Dear Sirs/Mesdames:

RE:  MINERA ANDES INC. (the "Corporation")

We have acted as counsel for the Corporation in connection with the filing of a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended. The Registration Statement relates to the registration for resale of up to 5,100,000 common shares of the Corporation (the "Shares").

We have examined such documents and have considered such questions of law as we have considered relevant and necessary as a basis for the opinions hereinafter set forth. As to various questions of fact material to such opinions and which were not independently established, we have relied upon certificates of public officials, copies of which have been delivered to you today, and on the minute books of the Corporation. In such examination we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to authentic originals of all documents submitted to us as certified, notarial or true copies or reproductions. In addition, we have assumed that the minute books of the Corporation are a complete record of minutes, resolutions and other proceedings of the directors and shareholders of the Corporation.

For the purposes of the opinion expressed in paragraph 1 hereof, we have relied as to certain factual matters on a Certificate of Status dated April 16, 1999, issued by the Registrar of Corporations, Alberta, a copy of which has been delivered to you today.

We are qualified to practice law only in the Province of Alberta and our opinions herein are restricted to the laws of the Province of Alberta and the federal laws of Canada applicable therein, as of the date of this opinion. We do not undertake to advise the addressee hereof as to any changes in the laws of the Province of Alberta and the federal laws of Canada applicable therein after the date of this opinion.

For the purposes of the opinion set forth in paragraph 3 hereof, we have assumed that the Shares issued by the Corporation were fully paid for in money or in property or for past service that is not less in value than the fair equivalent of the money that the Corporation would have received if the Shares had been issued for money.

Based upon the foregoing and subject to the qualifications hereinafter expressed, we herein express the following opinions:

1. The Corporation is a valid and subsisting corporation under the laws of the Province of Alberta, Canada;

2. The Shares are duly authorized common shares in the capital of the Corporation; and


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April 16, 1999
THE BOARD OF DIRECTORS OF MINERA ANDES, INC.
Page 2 of 2


3. The Shares are issued and, when sold in the manner described as in the Registration Statement, will be validly issued, fully paid and nonassessable.

This opinion is being furnished for the sole benefit of the addressee hereof and may not be used, circulated, quoted, relied upon, distributed, or otherwise referred to by any other person or entity or for any other purpose without our prior written consent.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Yours very truly,

/s/ ARMSTRONG PERKINS HUDSON